JFR

Jean R. Fuselier Sr. PhD, Inc.

1207 Hampshire Lane

Richardson, TX  75080

Telephone (972) 713-9815

    Facsimile (972) 713-7288

January 28, 2009

Mr. Kenneth Wiedrich

Unico, Inc.

8880 Rio San Diego Drive

8th Floor

San Diego, CA 92108

RE:

Consulting Agreement – Letter of Intent

Dear Kenneth Wiedrich:

This Letter of Intent sets forth our mutual understandings with respect to the performance by Dr. Jean Fuselier (“Dr. Fuselier”) of certain consulting services concerning the resolution of certain creditor claims against Unico, Inc. (“Client”), including debt restructuring and debt reduction. This Letter of Intent shall not be deemed to create a legal or binding obligation on behalf of either party except where specifically noted herein. It is intended to outline and form the basis for negotiating a formal, binding definitive agreement (the “Definitive Agreement”), containing such terms, conditions, covenants, representations and warranties as are usual and customary to the provision of the Services, and as maybe agreed and executed by the parties.

1.

Creditor Claims

Client will identify certain claims of creditors (the “Creditors Claims”) and the confirmed debt of each identified Creditor Claim (the “Confirmed Debt”).  Client will provide all reasonably requested information regarding the Creditor Claims and all underlying and supporting documentation as may be requested by Dr. Fuselier and his designated agents and representatives.

2.

Services

Dr. Fuselier will use his best efforts to negotiate with the holders of the Creditor Claims and attempt to effect a reasonable and fair settlement, discharge, or release of such Creditor Claims. The efforts by Dr. Fuselier shall hereinafter be referred to as the “Services.”  Dr. Fuselier has not been engaged to perform, nor will he agree to perform, any activities or services: (a) in connection with any capital-raising transaction by or for the benefit of Client or any of its subsidiaries, parent entities or affiliates, or (b) which directly or indirectly promote or maintain a market in Client’s securities.

                                                                                                                                                                Initials: /s/ K.W.   /s/ J.F.

Mr. Kenneth Wiedrich, CFO

Unico, Inc.

Letter of Intent

1-28-2009

Upon execution of this Letter of Intent, Client will provide Dr. Fuselier, his designated agents and representatives, full and complete access to inspect, appraise and make copies of the corporate minutes, agreements, books and records of Client, and any other documents, agreements, instruments or certificates relating to the financial condition, ownership and operation of Client’s business, assets and properties, as may be reasonably requested by Dr. Fuselier, his designated agents and representatives.  Client and Dr. Fuselier shall commence and diligently pursue negotiations of the Definitive Agreement while such due diligence investigation is ongoing and shall use their respective best efforts to conclude such negotiations and executed the Definitive Agreement within thirty (30) days of the date of this Letter of Intent, or such longer period as may be agreed by Client and Dr. Fuselier.

3.

Payment of Retainer

Upon execution of this Letter of Intent, Client shall pay Dr. Fuselier a non-refundable retainer fee of $36,000 to be paid in shares of registered  S-8 stock of Client (the “Stock”) calculated at the market value of such Stock at the time the shares are issued and deposited into a broker account designated by and in the name of Dr. Fuselier.  Such Stock shall be registered with the United States Securities and Exchange Commission (“SEC”) and any applicable state securities regulatory authorities pursuant to an effective registration statement on Form S-8 or other available form for registration of securities.  Such Stock shall be duly authorized, fully paid and non-assessable, shall possess or contain no restrictive legend, and not subject to any restrictions on sale, transfer or other disposition.

4.

Service Fees

Client shall pay Dr. Fuselier a service fee (“Service Fee”) with the amount of such fee to be determined upon the completion of due diligence as outlined in Item #2 above.

5.  Assignment and Assumption of Liability

In certain instances, a designated affiliate of Dr. Fuselier may agree to the assignment and assumption of certain specified Creditor Claims as selected by Dr. Fuselier and agreed by Client.  The terms and conditions surrounding any such assignment and assumption, and the fees payable by Client in connection therewith, shall be the subject of a separate letter of intent and definitive agreement between Client and the designated affiliate of Dr. Fuselier.

Initials: /s/ K.W.     /s/ J.F.

Mr. Kenneth Wiedrich, CFO

Unico, Inc.

Letter of Intent

1-28-2009

6.  Continual Involvement of Consultant

Dr. Fuselier will notify Client monthly, in writing, of all material developments in connection with the Services.  Additionally, Dr. Fuselier will provide to Client continuing consulting services regarding cash flow and debt management.  Such consulting services will be provided for the period of time, and Dr. Fuselier will be compensated for such consulting services in form and amount, as agreed by the parties and set forth in the Definitive Agreement.

7.  Exclusive Dealings

Client shall not, nor shall any of Client’s officers, directors or shareholders, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person relating to the Services to be provided by Dr. Fuselier.  In the event Client is approached, contacted or otherwise solicited by any other person regarding the provision by such person of services substantially similar to the Services to be provided by Dr. Fuselier, Client will immediately notify Dr. Fuselier regarding any such contact between and immediately disclose the identity of such person and the terms and conditions contained in any such offer or proposal or any related inquiry.

8. Confidentiality and Nondisclosure Agreement

The parties have entered into, or agree that they shall enter into, the Mutual Non-Disclosure and Confidentiality Agreement substantially in the form of Exhibit A attached hereto, on or before the execution of this Letter of Intent.  The parties expressly understand and agree that this Letter of Intent is subject to the obligations and restrictions concerning confidentiality and non-disclosure as set forth therein.  Notwithstanding any other provision in this Letter of Intent, this duty of confidentiality shall be legally binding upon and enforceable against, the parties hereto.

9.

General

a)

     Each party hereto represents and warrants that it has the power and authority to enter into this Letter of Intent and that neither party will assign its respective rights, duties and obligations hereunder without the prior written consent of the other.

b)

      Neither party shall be liable for failure to perform any material obligation under this Letter of Intent, if the failure is due to an act of God or other unforeseen event beyond its reasonable control.

Initials: /s/ K.W     /s/ J.F.

Mr. Kenneth Wiedrich, CFO

Unico, Inc.

Letter of Intent

1-28-2009

c)

     This Letter of Intent will expire and terminate and be of no force or effect unless executed by both parties hereto within fifteen (15) days of the date of this Letter of Intent, or such longer period of time if mutually agreed in writing between the parties hereto.

d)

      All notices and other communications required or permitted to be given under this Letter of Intent shall be in writing, by certified mail or courier service, to the addresses given on the first page of this Letter or Intent.

e)

      THIS LETTER OF INTENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ITS PRINCIPLES CONCERNING CONFLICTS OF LAWS.  ANY CLAIM, CONTROVERSY, ACTION, PROCEDING OR LAWSUIT ARISING OUT OF OR RELATED TO THIS LETTER OF INTENT SHALL BE BROUGHT, HEARD AND DETERMINED IN THE STATE OR FEDERAL COURT, AS APPROPRIATE, LOCATED WITHIN DALLAS COUNTY, STATE OF TEXAS. AS A MATERIAL INDUCEMENT TO ENTER INTO THIS LETTER OF INTENT, EACH OF THE PARTIES HERETO IRREVOCABLY CONSENT TO SUCH PERSONAL AND SUBJECT MATTER JURISDICTION AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IRREVOCABLY WAIVE ALL RIGHT TO DEMAND TRIAL BY JURY.

f)

     Except as and to the extent required by applicable law, neither party shall, without the prior written consent of the other party, make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, the subject matter and terms and conditions of this Letter of Intent or any Definitive Agreement.  If a party is required by court order or order of any governmental body having jurisdiction over the parties hereto to make any such disclosure, it must first notify the other party hereto and provide all reasonably requested assistance to such party if it seeks to quash the disclosure order or any other protective order limiting the scope and content of any such disclosure.

g)

      Each party will be responsible for and bear all of their respective costs and expenses (including any broker's or finder's fees and professional’s fees and costs) incurred in connection with the preparation and execution of this Letter of Intent and the Definitive Agreement.

Initials: /s/ K..W     /s/ J.F.

Mr. Kenneth Wiedrich, CFO

Unico, Inc.

Letter of Intent

1-28-2009

If the foregoing accurately summarizes your understanding of our agreement with respect to the matters set forth herein, please so indicate by signing both copies of this Letter of Intent in the space provided and returning one fully executed copy hereof to the undersigned.  We will commence our due diligence investigation and the preparation of the Definitive Agreement right away.

AGREED TO AND ACCEPTED ON

February 3, 2009.

Unico, Inc.

By:  /s/ Kenneth Wiedrich

By: /s/ Dr. Jean R. Fuselier

Kenneth Wiedrich, CFO                Dr. Jean R. Fuselier Sr.

Initials: /s/ K.W     /s/ J.F.

Mr. Kenneth Wiedrich, CFO

Unico, Inc.

Letter of Intent

1-28-2009

EXHIBIT A

FORM OF MUTUAL NON-DISCLOSURE AND CONFIDENTIALITY AGREEMENT

(Attached to Original)

Initials: /s/ K.W     /s/ J.F.